June 29, 2009

William R. Doyle
Chief Executive Officer
Vystar Corporation
3235 Satellite Boulevard
Building 400, Suite 290
Duluth, GA 30096

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to Vystar Corporation, a Georgia corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (Registration No. 333-155341), as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration of 4,803,338 shares of the common stock of the Company, par value $0.0001 (the "Common Stock"), covered by the Registration Statement (the "Shares"). The Registration Statement relates to the sale from time to time, pursuant to Rule 415, by certain shareholders (the "Selling Shareholders") of the Company of up to 4,803,338 shares of Common Stock. The facts, as we understand them, are set forth in the Registration Statement and the prospectus, which is part of the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Articles of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Registration Statement);

B.	The Bylaws of the Company (filed as Exhibit 3.2 to the Registration Statement);

C.	The Registration Statement;

D.	The prospectus, which is part of the Registration Statement;

E.	The resolutions of the Board of Directors of the Company relating to the approval of the merger and related transactions; and

F.	Such other certificates, statutes, and other instruments and documents as we considered relevant and necessary.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that as of the date hereof the Shares issued and delivered by the Company to the Selling Shareholders as described in the Registration Statement were duly authorized by all necessary corporate action of the Company and are legally issued, fully paid, and non-assessable.

William R. Doyle
Vystar Corporation
June 29, 2009

Our opinion is limited to the legality of matters under federal securities laws and the corporation law of the State of Georgia, including judicial interpretation of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP